Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. ANNOUNCES THIRD QUARTER 2006 RESULTS

- Sales Growth, Product Mix Produce Higher Net Income and EPS –

- Raises 2006 EPS Guidance -

- Conference Call to be Held at 9:00 a.m. ET Today -

Lionville, PA, November 2, 2006 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced financial results for the three and nine month periods ended September 30, 2006. Consolidated sales of $218.4 million were 20.3% higher (2.3% due to currency) than the $181.6 million reported in the third quarter of 2005. Earnings per diluted share from continuing operations were $0.35 in the current year quarter, up from $0.22 earned in the third quarter of 2005. Businesses acquired since the beginning of 2005 contributed $55.4 million of sales and 3.8 percentage points of the sales growth in the 2006 quarter.

The third quarter 2006 results include net costs of $0.03 per diluted share, representing the combined impact of a $1.6 million pre-tax impairment loss ($1.1 million after-tax), a $0.7 million net reduction in tax reserves, and a $0.7 million after-tax, asset-related charge at the Company’s Japan affiliate.

Commenting on the results, Donald E. Morel, Jr., PhD, the Company’s Chairman and Chief Executive Officer said, “Organic sales growth in West’s value-added pharmaceutical packaging products, and production efficiencies are contributing to our improved financial performance. We are on track to finish 2006 well ahead of our expectations at the beginning of the year. On the strength of the third quarter and current operating rates, we expect that our fourth quarter earnings from continuing operations will be between $0.38 and $0.42 per diluted share. The improving performance, along with our planned investments in innovation, production capacity and geographic expansion, should sustain our growth and profitability for the foreseeable future.”

Pharmaceutical Systems Segment

Pharmaceutical Systems sales grew to $153.7 million in the third quarter of 2006 from $127.4 million in the prior year quarter, an increase of 20.6% (2.6% due to currency, 2.2% due to businesses acquired since the beginning of 2005). In regional terms, sales growth was strongest in the Company’s largest geographic markets in Europe and North America, with double-digit sales gains also occurring in the much smaller Asia market. The products driving the growth included value-added pharmaceutical packaging components for vials and prefilled syringes that incorporate the Company’s Westar® post-production processing and its Teflon® and FluroTec® coating technologies. Sales were also stronger for Flip-Off® and other pharmaceutical metal seals, including those incorporating tamper-evidence and product differentiation features, and medical device components.

Gross margins in the Pharmaceutical Systems segment were 32.6% in the current quarter, up from 29.0% in the third quarter of 2005. Most of the improvement came on higher production efficiency together with a more profitable product mix. Those improvements were offset in part by raw material, energy and depreciation cost increases that exceeded related price increases during the period.

Quarterly operating profit in the segment was 41.5% higher than the prior year at $26.6 million, or 17.3% of sales, compared to $18.8 million, or 14.8% of sales in the prior year period. This resulted primarily from the higher gross profit margins, as selling, general and administrative costs grew 18.4%, or only slightly less than the rate of sales growth for this business segment. SG&A increases in the segment for the quarter were due primarily to increased employment-related costs, which were higher due to staffing increases associated with the Company’s previously announced expansion plans for Europe and Asia and with incremental product innovation activity. The inclusion of the SG&A costs of an acquired business for the entire current period also contributed to the increase. Quarterly operating profit also included a $1.6 million impairment charge associated with the value of certain product-specific assets following a reduction in the forecast of demand for that product.

The Tech Group Segment

Tech Group sales were $66.9 million in the quarter, up 19.3 % from $56.1 million in the third quarter of 2005. The current and prior year quarterly results include the operations of the acquired Tech Group businesses for the entire period. The acquired business accounted for $49.4 million of the 2006 third quarter sales, compared to $38.9 million in the 2005 quarter. Approximately $8.1 million of sales and 11.8 percentage points of the segment’s third quarter sales increase were attributed to the Exubera® inhalation powder device, for which Pfizer has recently indicated a January 2007 market launch. Other sales increases were related to a new insulin pen assembly and to consumer and industrial projects, including golf club components, air fresheners and battery seals.

Gross profit in this segment grew from $6.9 million in the 2005 period to $8.8 million in the current quarter, of which $6.4 million was contributed by the businesses acquired in May 2005. The gross profit margin of 13.1% in the quarter was 0.7 percentage points higher than the prior year period. The improvement was attributed to the relative growth in sales of more profitable medical and pharmaceutical device products, including the Exubera device. Increases in material and energy costs, net of related price increases, were not a significant factor in the quarter. Capacity utilization has been an issue in several of the segment’s locations and customer-driven delays for certain key projects continued through the quarter, further reducing capacity utilization and profitability.

Operating profit in this segment grew to $3.5 million from $2.1 million in the prior year third quarter. SG&A costs were 7.9% of sales in the current quarter, compared to 8.7% in the prior year quarter as most cost categories were stable, except for employment-related costs, which were marginally higher.

Corporate and other items

Corporate costs were $2.6 million higher in the quarter, including $0.5 million from increased pension costs and $0.5 million from stock-based compensation costs, primarily as a result of the increase in the Company’s share price in the period. The balance of the increase was attributed primarily to an anticipated $0.5 million loss associated with an environmental claim and relatively higher incentive compensation costs, which were lower in the prior year period due to the lower performance expectations that prevailed at that time.

Net interest expense was $1.0 million lower in the current quarter than in the 2005 period, primarily because of the savings associated with the refinancing that occurred in the first quarter of 2006, which lowered the cost of fixed interest rate debt. That savings more than offset the effect of comparatively higher short-term US interest rates.

The Company expects that its effective tax rate for the year will be approximately 30%. The net benefit recognized in the quarter resulted from a net change to reserves for prior years of $0.7 million.

Affiliated companies incurred a net loss of $0.2 million in the quarter, compared to a profit of $0.6 million in the 2005 quarter. A Japanese affiliate wrote off real estate assets in connection with the reconfiguration of its production capabilities, resulting in a $0.7 million after-tax charge in the quarter. Operations in the Company’s Mexico affiliates were also marginally weaker when compared to the same period last year, contributing to the decline.

Outstanding debt was $241.1 million at September 30, 2006, compared to $259.9 million at June 30, 2006, and the ratio of debt to total capital (debt divided by the sum of debt, minority interest and shareholders’ equity) stood at 37.1%, compared to 39.8% at the end of the preceding quarter. For the third quarter, cash flow from operations was $38.7 million and capital spending was $20.4 million, bringing the year-to-date capital spending total to $47.2 million.

Business Outlook and Guidance

The Company is updating its guidance on revenue, profitability and earnings per diluted share for the year 2006. Investors are encouraged to read the “Cautionary Statement Regarding Forward-Looking Information”, which is included in this release and which includes a non-exclusive list of risk factors that may cause actual results to vary from these estimates.

Annual revenue expectations remain between $880 million and $900 million, with the consolidated gross profit margin expected to be approximately 28.4%. The Company now expects full year 2006 earnings per diluted share from continuing operations to be between $1.88 and $1.92, excluding an $0.11 per share first quarter 2006 charge for the cost of the early retirement of debt, net of an unrelated tax benefit. The annual earnings per share guidance includes the $0.03 net adverse impact of the third quarter costs associated with the impairment charge, the tax reserves change and the affiliated company’s asset-related charge. Fourth quarter earnings per diluted share are expected to be between $0.38 and $0.42.

Sales grew faster in the third quarter than had been anticipated in the Company’s previous statements regarding sales for the remainder of 2006. It is expected that fourth quarter sales growth will be slower, when compared to the fourth quarter of 2005, than the growth that the Company experienced in the first nine months of 2006. Although the sales order backlog is strong, the Company continues to be cautious regarding the effect of some order acceleration in the first half of the year on fourth quarter sales, and the potential for the further impact of customers’ inventory management measures on orders and delivery dates around the end of the calendar year.

The cost of the Company’s primary raw materials (synthetic rubber, plastic resins and rolled aluminum), as well as other oil and energy-related material and overhead costs did adversely impact results in the third quarter in the Pharmaceutical Systems segment. Because of contractual commitments, those increases are expected to persist in the fourth quarter despite the recent trend toward lower commodity prices. The Company continues to expect that, for the full year, the contribution from its pricing, cost control and lean manufacturing efforts will equal or exceed material and energy cost increases. Higher spending on product innovation projects is also expected to continue through the remainder of the year.

The Company is pleased to note that the situation in northern Israel has stabilized and it has not had, and is not expected to have, an impact on customer deliveries or financial results in the acquired Medimop Medical Projects business.

The Company is further accelerating the expansion of its production capacity. Incremental spending is focused on expansions in the Company’s European and Asia/Pacific operating regions. More specifically, several agreements have been concluded relating to the establishment of production facilities in China, with completion and initial production planned for 2009. Current expectations are that 2006 capital spending will be between $80 and $90 million, as some of the earlier-announced 2006 spending will now occur in 2007, contributing to the higher spending plans for next year, now estimated to be between $110 and $125 million.

Conference Call

The Company will host its regular quarterly earnings release and analyst call, which is scheduled for 9 a.m. eastern daylight time on November 2, 2006. To participate in the call please dial (888) 843-9981 or (210) 234-0014, passcode: WST. A live web cast will be available along with an online archive of the broadcast that will be available within two hours of the live call and will remain on the Company’s web site until the next quarterly conference call. Listeners may also access a telephone replay of the conference call, available through Friday, November 17, 2006, by dialing (866) 416-1174 or (203) 369-0714.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world's premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West's customers include the world's leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: sales demand; the timing, regulatory approval and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the availability of labor to meet increased demand; competition from other providers; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; higher interest rates; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products, including products produced in northern Israel; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; availability, and pricing of materials that may be affected by vendor concerns with exposure to product-related liability; and, changes in tax law or loss of beneficial tax incentives.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Westar®, Flip-Off® and FluroTec® are registered trademarks of West Pharmaceutical Services, Inc.

Exubera® is a registered trademark of Pfizer Inc.

Teflon® is a registered trademark of E.I. du Pont de Nemours and Company

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended					Nine Months Ended
		September 30, 2006		September 30, 2005		September 30, 2006	September 30, 2005
Net sales	$218,400	100%	$181,600	100%	$681,400	100%	$504,000	100%
Cost of goods sold	159,600	73	137,800	76	485,200	71	363,200	72
Gross profit	58,800	27	43,800	24	196,200	29	140,800	28
Selling, general and administrative expenses	37,100	17	30,700	17	112,000	16	87,900	17
Restructuring credit	—	—	(100)	—	—	—	(1,500)	—
Other expense, net	2,000	1	—	—	4,200	1	1,200	—
Operating profit	19,700	9	13,200	7	80,000	12	53,200	11
Loss on debt extinguishment	—	—	—	—	5,900	1	—	—
Interest expense, net	2,700	1	3,700	2	8,500	1	8,500	2
Income before income taxes	17,000	8	9,500	5	65,600	10	44,700	9
Provision for income taxes	4,900	2	3,000	2	19,400	3	14,200	3
Minority interests	100	—	—	—	300	—	—	—
Income from consolidated operations	12,000	6%	6,500	3%	45,900	7%	30,500	6%
Equity in net income of affiliated companies	(200)		600		900		1,900
Income from continuing operations	11,800		7,100		46,800		32,400
Discontinued operations, net of tax	1,500		700		5,300		1,500
Net income	$13,300		$7,800		$52,100		$33,900

Net income per share:
Basic:
Continuing operations	$0.37	$0.23	$1.46	$1.05
Discontinued operations	0.04	0.02	0.17	0.05
	$0.41	$0.25	$1.63	$1.10
Assuming dilution:
Continuing operations	$0.35	$0.22	$1.39	$1.00
Discontinued operations	0.04	0.02	0.16	0.05
	$0.39	$0.24	$1.55	$1.05
Average common shares outstanding	32,232	31,334	32,023	30,988
Average shares assuming dilution	33,829	32,776	33,584	32,401

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Net Sales:	2006	2005	2006	2005
Pharmaceutical Systems	$153,700	$127,400	$480,100	$401,800
Tech Group	66,900	56,100	209,100	108,600
Eliminations	(2,200)	(1,900)	(7,800)	(6,400)
Consolidated Total	$218,400	$181,600	$681,400	$504,000

Operating Profit (Loss):
Pharmaceutical Systems	$26,600	$18,800	$100,400	$71,800
Tech Group	3,500	2,100	13,100	5,900
Restructuring Credit	—	100	—	1,500
Corporate costs	(6,100)	(4,500)	(17,700)	(14,600)
Stock based compensation costs	(2,500)	(2,000)	(9,400)	(7,600)
Domestic pension expense	(1,800)	(1,300)	(6,400)	(3,800)
Consolidated Total	$19,700	$13,200	$80,000	$53,200

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT COMPARISON (UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2006

(in millions)

					(Including Acquisitions)		(Excluding Acquisitions)
	Pharmaceutical Systems		Tech Group		Consolidated		Consolidated
	Q3 2006	Q3 2005	Q3 2006	Q3 2005	Q32006	Q3 2005	Q32006	Q3 2005
Net Sales	$153.7	$127.4	$66.9	$56.1	$218.4	$181.6	$163.0	$140.0
Growth %	20.6%		19.3%		20.3%		16.5%

Gross Profit	$50.0	$36.9	$8.8	$6.9	$58.8	$43.8	$49.9	$38.5
Gross Margin %	32.6%	29.0%	13.1%	12.4%	26.9%	24.1%	30.6%	27.5%

Operating Profit	$26.6	$18.8	$3.5	$2.1	$19.7	$13.2	$15.7	$12.0
Operating Margin %	17.3%	14.8%	5.2%	3.6%	9.0%	7.2%	9.7%	8.5%

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT COMPARISON (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2006

(in millions)

					(Including Acquisitions)		(Excluding Acquisitions)
	Pharmaceutical Systems		Tech Group		Consolidated		Consolidated
	YTD 2006	YTD 2005	YTD 2006	YTD 2005	YTD2006	YTD 2005	YTD2006	YTD 2005
Net Sales	$480.1	$401.8	$209.1	$108.6	$681.4	$504.0	$512.1	$443.6
Growth %	19.5%		92.5%		35.2%		15.4%

Gross Profit	$166.6	$125.8	$29.6	$15.0	$196.2	$140.8	$168.5	$132.5
Gross Margin %	34.7%	31.3%	14.2%	13.8%	28.8%	27.9%	32.9%	29.9%

Operating Profit	$100.4	$71.8	$13.1	$5.9	$80.0	$53.2	$67.3	$50.4
Operating Margin %	20.9%	17.9%	6.3%	5.4%	11.7%	10.5%	13.2%	11.4%

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2006

(in thousands, except per share data)

	As Reported Sept. 30, 2006	Extinguishment of Debt	Tax Settlement	Non-GAAP Sept. 30, 2006
Operating profit	$80,000	$—	$—	$80,000
Loss on debt extinguishment	5,900	(5,900)	—	—
Interest expense, net	8,500	—	300	8,800
Income before income taxes	65,600	5,900	(300)	71,200
Provision for income taxes	19,400	1,800	400	21,600
Minority interests	300	—	—	300
Income from consolidated operations	45,900	4,100	(700)	49,300
Equity in net income of affiliated companies	900	—	—	900
Income from continuing operations	$46,800	$4,100	$(700)	$50,200

Net income per diluted share:
Continuing operations	$1.39	$0.12	$(0.02)	$1.50

Earnings per share figures do not add across due to rounding.

The Company incurred a $5,900 pre-tax charge in connection with the refinancing of $100 million of debt obligations and recognized a tax benefit of $400 as a result of the conclusion of a claim for an earlier tax period. Interest income of $300 was recorded on the tax benefit received.

The above items occurred in the first quarter of 2006 and have no impact on third quarter results.

These items represent non-GAAP financial measures used by management to assess financial performance. Non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.